Exhibit 23










                 CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated January 21, 2003 on the balance sheet of AEI Income and Growth Fund 25 LLC as of December 31, 2002 and our report dated January 21, 2003 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 2002 and 2001, in the Amendment No. 1 to Form SB-2 Registration Statement of AEI Income and Growth Fund 25 LLC dated on or about April 14, 2003 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.




                     /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                         Certified Public Accountants


Minneapolis, Minnesota
April 14, 2003